   As filed with the Securities and Exchange Commission on February  , 1999

                                              Registration Statement No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                           SUNSTAR HEALTHCARE, INC.
            (Exact name of registrant as specified in its charter)

               Delaware                              59-3361076
    (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)             Identification Number)

                      300 International Pkwy., Suite 230
                            Heathrow, Florida 32746
                                (407) 304-1066
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                David A. Jesse
        Executive Vice President, Chief Operating Officer and Secretary
                           SunStar Healthcare, Inc.
                      300 International Pkwy., Suite 230
                            Heathrow, Florida 32746
                                (407) 304-1066
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                         Copies of communications to:

                           Robert N. Blackford, Esq.
                             Holland & Knight LLP
                      200 South Orange Avenue, Suite 2600
                            Orlando, Florida 32801
                                (407) 425-8500

                               ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                  Proposed         Proposed
                                                  Maximum          Maximum
                                  Amount to be Offering Price Aggregate Offering    Amount of
Title of Shares To Be Registered   Registered   Per Unit(1)        Price(1)      Registration Fee
-------------------------------------------------------------------------------------------------
   Common Stock, par value
    $.001 per share........         464,330        $3.97          $1,843,390         $512.46
-------------------------------------------------------------------------------------------------
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

(1) Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the Registration Fee. The fee is based upon the average high and low price for shares of Common Stock of the registrant reported on the Nasdaq SmallCap Market on February 4, 1999.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

                 SUBJECT TO COMPLETION, DATED FEBRUARY  , 1999

PROSPECTUS

                           SunStar Healthcare, Inc.

                        464,330 Shares of Common Stock

                               ----------------

  This Prospectus relates to 464,330 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of SunStar Healthcare, Inc., a Delaware corporation (the "Company"), which may be offered and sold, from time to time, by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

  The Selling Stockholders may from time to time sell the Shares to or through one or more underwriters, directly to other purchasers or through agents, on the Nasdaq SmallCap Market in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the then-prevailing market price or at negotiated prices. See "Plan of Distribution."

  The Company's Common Stock is listed on the Nasdaq SmallCap Market under the symbol "SUNS".

                               ----------------

  See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered by prospective investors.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in this Prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

  The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this Prospectus is February  , 1999.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act. You may read and copy such materials at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  The Company has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement because certain portions have been omitted as permitted by the rules and regulations of the SEC. In addition, certain documents filed by the Company with the SEC have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description. Each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the SEC are hereby incorporated in this Prospectus by reference and made a part hereof:

  (1) The Company's Annual Report on Form 10-KSB, as amended, for the year ended July 31, 1998.

  (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 1998.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering being made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  The Company will provide without charge to any person, including a beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus, including the foregoing documents (other than certain exhibits to such documents). You may make written requests to SunStar Healthcare, Inc., 300 International Pkwy., Suite 230, Heathrow, Florida 32746, Attention: David
A. Jesse, Secretary. You may make telephone requests to David A. Jesse, Secretary of the Company, at (407) 304-1066.

                                  THE COMPANY

  The Company provides managed healthcare services in the State of Florida by operating a health maintenance organization ("HMO") which is currently licensed to operate as an HMO in 52 counties in the state. As originally organized, the Company also operated seven outpatient primary care medical centers (the "Medical Centers") located in central Florida. On April 15, 1998, the Company sold substantially all of the assets of the Medical Centers. The sale of the Medical Centers completed the Company's transformation from a "provider" of medical services through its Medical Centers to a "payor" for medical services through its HMO. The Company's sale of the Medical Centers has permitted the Company to focus its full attention and resources on its rapid expansion plan for its HMO.

  The Company was incorporated in Delaware in December 1995. The Company's principal offices are located at 300 International Pkwy., Suite 230, Heathrow, Florida 32746, and its telephone number is (407) 304-1066.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, you should consider carefully the following risk factors before making an investment decision concerning the Shares:

  Signficant and Continuing Losses; Going Concern Paragraph in Independent Accountants' Report. For the year ended July 31, 1998 and the quarter ended October 31, 1998, the Company incurred net losses from continuing operations of approximately $5,390,000 and $1,199,900 respectively, primarily as a result of an increase in the Company's selling, general and administrative expenses. These additional expenses resulted primarily from the Company's accelerated HMO expansion into additional Florida markets, its development of marketing materials, and its increase in infrastructure and personnel needed to accelerate the Company's transformation from a provider of medical services to a payor for medical services. The recent sale of the Medical Centers, which will result in a loss of the revenue and earnings historically generated by them, and the Company's anticipated increase in expenditures to fund the Company's accelerated growth plans could have a material adverse effect on the Company's operating results. While these recent net losses are consistent with management's expectations with respect to costs associated with the start-up, development and expansion of the HMO, if they continue without the Company obtaining additional financing, the net losses would have a material adverse effect on the Company's business and financial condition. See "--Need for Additional Financing."

  The Company's financial statements for the year ended July 31, 1998 were prepared on a "going concern" basis, contemplating the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company's independent public accountants included an explanatory paragraph in their report on the financial statements, stating that certain factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that may result from the possibility of the Company's failure to continue as a going concern.

  Need for Additional Financing. The Company is currently seeking additional financing to comply with the Nasdaq listing requirements and HMO regulatory requirements discussed below, to fund its expansion plans, to acquire new HMO members through sales, marketing and related expenses and for working capital. The Company has retained investment banking advisors and independent consultants to counsel the Company on a possible sale of equity securities as well as to introduce the Company to and assist it in the evaluation of potential merger and partnering opportunities. Such additional financing may not be available to the Company on acceptable terms, if at all. If the Company is unable to obtain adequate additional financing or enter into a business alliance, the Company will be unable to meet its ongoing cash needs. Such a result would have a material adverse effect on the Company's business and financial condition. While the Company has signed a letter of intent for a private placement of its securities, the proposed offering is subject to a number of conditions, and there can be no assurance that it will be completed. See "Recent Developments--Proposed Private Placement."

  Possible Delisting of Securities from Nasdaq SmallCap Market. The Company's Common Stock is listed on the Nasdaq SmallCap Market. The Company must meet certain listing standards to permit the continuation of the trading market for the Company's Common Stock on the Nasdaq SmallCap Market. These standards require that the Company have:

  .) either $2 million in net tangible assets (total assets, excluding goodwill, minus total liabilities), $35 million of market capitalization or $500,000 of net income (in the last fiscal year or two of the last three fiscal years);

  .) a public float of 500,000 shares having a market value of at least
     $1,000,000;

  .) a minimum bid price of not less than $1 per share

  .) at least two market makers; and

  .) at least 300 round lot shareholders (holders of 100 shares or more).

  As of October 31, 1998, the Company did not comply with the net tangible asset requirement of the listing standards. As a result, the Common Stock could be delisted from trading on the Nasdaq SmallCap Market. A delisting would materially adversely affect the trading market for the Common Stock. In such event, trading in the Common Stock would be conducted in the over-the-counter market known as the OTC Electronic Bulletin Board or the "pink sheets", and trading could be subject to the "Penny Stock" regulations discussed below. See "Risk Factors--Penny Stock Regulation." As a result, you may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. This could result in lower prices and larger spreads in the bid and ask prices for the Common Stock.

  Penny Stock Regulation. If the Common Stock is delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

  The SEC's regulations also require additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, a stock with a market price of less than $5.00 per share), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements could severely limit the liquidity of the Common Stock in the secondary market, as few broker/dealers would likely undertake such compliance activities.

  Absence of Profitability. Since its initial public offering in 1996, the Company has not achieved profitability. The Company's operating expenses have increased and are expected to continue to increase significantly in connection with the Company's continued and accelerated expansion of its HMO into new markets within Florida (including expenses associated with obtaining licenses to offer its products in additional counties throughout Florida, the acceleration of expenses in the areas of advertising, marketing and materials, personnel and related expenses and in obtaining regulatory approval to provide HMO products to Medicare recipients). Further, in the past the Company derived a material portion of its earnings from the operation of the Medical Centers which the Company sold in April 1998. Accordingly, the Company's future profitability will depend on increases in earnings from its HMO operations. Future events, including unanticipated expenses, increased competition or changes in governmental regulation, or the failure of the HMO operations to replace the earnings previously generated by the Medical Centers, could adversely affect the Company's operating margins and results of operations. The foregoing factors may adversely affect the Company's future operating results, and the Company's future operations may not be profitable.

  Risks Associated with Continuing Expansion. The Company is seeking additional debt or equity financing to fund ongoing business operations and to satisfy the Nasdaq listing standards described above and the HMO regulatory requirements discussed below. The acceleration of the Company's expansion schedule has caused the Company to incur up-front costs associated with such expansion, including licensing and marketing expenses which are not expected to generate additional revenue for several months after such expenditures are made. This, in conjunction with the sale of the Medical Centers earlier than projected in the Company's business plan, could result in a short-term decrease in the Company's earnings or a fluctuation in the Company's quarterly financial results. To the extent that the Company finances its continuing expansion with a combination of cash and equity financing, any such issuance of equity securities would result in dilution to the interest of the Company's current stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with its continuing expansion, the Company will be subject to risks associated with incurring such indebtedness, including the risks that interest rates may fluctuate and that cash flow may be insufficient to pay principal and interest on any such indebtedness.

  Government Approval Process. The process of obtaining government approval in establishing HMO operations can be lengthy, expensive and uncertain. Prior to commencing a general operation in additional counties, the Company must obtain regulatory approval to operate an HMO in other Florida counties. In order to obtain such approvals, the Company must demonstrate its continuing ability to provide a full range of healthcare services consistent with prevailing professional standards and statutory requirements. To date, the Company has received regulatory approval to conduct HMO operations in 52 counties in Florida, but the Company may not be able to obtain the required regulatory approvals to expand or continue its HMO operations.

  The Company's business plan assumes that the Company may begin to enroll Medicare beneficiaries commencing March 1, 1999. Although the Company filed for regulatory approval on January 13, 1998, the Company has not yet received approval of its application. The Company's application may not be approved before March 1, 1999 or at all. Failure to gain approval or a delay in obtaining such approval beyond the March 1, 1999 could have a material adverse effect on the Company's business or operating results.

  Compliance with State Requirements for HMOs. The Department of Insurance of the State of Florida (the "DOI") regulates the Company's HMO. The DOI requires that all HMOs satisfy the following minimum requirements (the "HMO Requirements"):

  .) a minimum surplus of assets over liabilities in an amount which is the greater of (i) $800,000 (increasing to $1,150,000 on September 30,
     1999), (ii) 10% of the HMO's total liabilities or (iii) 1% (increasing to 1.25% on September 30, 1999) of the HMO's annualized premiums; and

  .) net income before taxes over the past four quarterly reporting periods of not less than 2% of the total revenue of the HMO.

  As of October 31, 1998, the Company was in compliance with the HMO Requirements. The Company's failure to meet or maintain compliance with the HMO Requirements could result in one or more of the following penalties:

  .) an order of compliance;

  .) delinquency proceedings;

  .) suspension of authority to enroll new subscribers in the Company's HMO;

  .) imposition of administrative supervision;

  .) revocation of the Company's Certificate of Authority to operate an HMO;

  .) imposition of an order requiring that the Company file and implement a corrective action plan; and

  .) imposition of a fine.

  Failure to continue to satisfy the HMO Requirements could cause the Company to stop or significantly curtail its growth and expansion plans, terminate a number of employees or accept alternative financing on terms less favorable to the Company, any of which could have a material adverse effect on the Company and its financial results.

  Government Regulation. Federal and state agencies have broad discretion to interpret and enforce expensive, stringent and frequently changing federal and state rules and regulations on the healthcare industry. Federal and state laws require that as an HMO the Company must maintain minimum capital surplus accounts and subscriber grievance procedures and comply with regulations governing the marketing and sale of healthcare services and products. The Company believes that it complies with all federal, state and local laws, rules and regulations applicable to its current operations and has obtained all licenses necessary to conduct its business. Amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new operations in other jurisdictions could require the Company to obtain additional licenses, modify its arrangements with physicians or otherwise alter its methods of operation at substantial costs. The Company may not be financially or otherwise able to comply with all applicable laws and regulations and licensing requirements, which could subject the Company to civil remedies, including significant fines, penalties, injunctions and expulsion from participation in Medicare and Medicaid programs, as well as possible criminal sanctions, which would have a material adverse effect on the Company's business and operating results.

  Competition. The managed healthcare industry is very competitive and has experienced significant changes in recent years, primarily due to rising healthcare costs. Employer groups have demanded a variety of healthcare options, such as traditional indemnity insurance, HMOs, point of service plans and preferred provider options, offered either through third-parties or by self-funding. The Company's HMO will compete with providers of all of these products, including Humana Medical Plan, Inc., Prudential Healthcare, Inc., United Healthcare of Florida, Inc., Health Options, Inc. and CIGNA Healthcare of Florida, Inc., most of which have substantially greater financial, management, marketing, personnel and other resources than the Company. The Company must respond to various competitive factors affecting the healthcare industry generally, including trends relating to demand for healthcare services, regulatory, economic and political factors, changes in patient demographics and competitive pricing strategies by HMOs and other healthcare plans. The Company will face significant competition in any new geographic areas it may enter, with respect to any products it may offer and with respect to any commercial and governmental healthcare programs developed. The Company may not be able to compete successfully in any such market.

  Uncertainty of HMO Operations. The Company's HMO operations largely depend upon the Company's ability to maintain and to continue to establish satisfactory relationships with specialty and acute care physician groups and provider networks (including hospitals) on a timely and competitive basis. Such relationships enable the Company to provide reasonably priced managed healthcare products suitable for individuals and employer groups. The Company's ability to implement effective marketing programs to attract and enroll significant numbers of members will significantly affect the Company's business and operating results. The Company may not be able to successfully expand its HMO operations or maintain required governmental approvals. Further, expansion of such operations may not result in increased revenue or profitable operations.

  Control Over Predictability of Healthcare Costs. The Company's future profitability will depend greatly on its ability to maintain effective control over healthcare costs, including costs related to physician groups, hospitals and ancillary providers such as pharmaceutical suppliers, laboratory and non-physician specialists. The Company's success will depend upon its ability to predict and control future healthcare costs through utilization management and negotiation of favorable provider contracts. However, future provider agreements may result in substantially higher healthcare costs. Inflation, new technologies, major epidemics, natural disasters and numerous external factors relating to the delivery of healthcare services may adversely affect the ability of the Company's HMO to control and predict healthcare costs.

  Potential Malpractice and Excess Claims Liability. Although the Company has sold the Medical Centers, the Company could under certain circumstances become liable for negligent acts performed by employees of the Medical Centers while such centers were owned and operated by the Company. While the Company may be indemnified by the buyer of the Medical Centers, or is otherwise insured, against liability for such acts, the Company could be subject to potential professional liability claims to the extent that such claims exceed the limits of any applicable insurance coverage.

  As an HMO operator, the Company could become liable for the negligent acts of physicians and for negligence in recruiting and selecting physicians. The Company currently maintains malpractice liability insurance with limits of $3,000,000 in the aggregate and $1,000,000 per occurrence and requires physicians to maintain malpractice liability insurance in amounts which it deems adequate for the type of medical services provided. However, such insurance coverage may not be sufficient to cover potential claims, and adequate levels of coverage may not be available in the future at a reasonable cost. A partially or completely uninsured successful claim against the Company could have a material adverse effect on the Company's business and financial condition.

  The Company insures its malpractice risks on a claims-made basis. The Company has secured claims-made coverage from December 3, 1998 through December 3, 1999, with retroactive coverage through July 1, 1993. The Company does not accrue for possible losses attributable to incidents which may have occurred and not been identified under the Company's incident reporting system because the amount, if any, is not readily estimable.

  The Company also carries "stop-loss" reinsurance to reimburse it for costs resulting from catastrophic injuries or illnesses to its HMO members. Premiums for these policies are reported as medical expenses, and insurance recoveries, if any, are reported as a reduction of medical expenses. Under the excess loss reinsurance policies, the Company recovers for claims of each enrollee or each covered dependent of each enrollee, on an annual basis, in excess of the deductible established in the policy subject to certain limitations. The deductible under the policy for commercial healthcare claims is currently $50,000.

  Dependence Upon Key Personnel. The success of the Company largely depends on the personal efforts of Warren D. Stowell, its President and Chief Executive Officer, David A. Jesse, its Executive Vice President and Chief Operating Officer, and other key personnel. The loss of services of either such individual or certain other key employees could have a material adverse effect on the Company's business and prospects. The Company has obtained "key-man" insurance on the life of Mr. Stowell in the amount of $1,000,000. The Company's success will also depend upon the Company's ability to hire and retain additional management, financial, marketing and other personnel. Competition for qualified personnel in the healthcare industry is intense, and the Company may not be able to attract and retain additional qualified personnel.

  Effect of Outstanding Options and Warrants. As of November 30, 1998, 200,000 shares of Common Stock were reserved for issuance upon the exercise of stock options under the Company's 1996 Stock Option Plan. The Company has awarded 107,500 of such options to its officers and/or employees. Prior to its initial public offering, the Company also granted options to purchase 250,000 shares at an exercise price per share of $0.25 to Mr. Stowell and 25,000 shares at an exercise price per share of $0.25 to Mr. Jesse, in each case in connection with his employment by the Company. An additional 280,000 shares of Common Stock are reserved for issuance upon the exercise of warrants issued by the Company in connection with its initial public offering and the Private Placement (as defined below). The subsequent exercise of such options and warrants could have a dilutive effect on the Company's stockholders. Moreover, the terms of additional equity financing may be adversely affected by such options and warrants because the holders of the options and warrants may be expected to exercise them at a time when the Company would likely be able to obtain additional financing on terms more favorable to the Company than those provided in the options and warrants.

  No Dividends. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in its business.

  Indemnification of Directors and Officers. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such charter provisions may not eliminate or limit the liability of directors for:

  .) any breach of the director's duty of loyalty to a corporation or its stockholders;

  .) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .) any payment of a dividend or approval of a stock purchase or other transaction that is illegal under Section 174 of the Delaware General Corporation Law; or

  .) any transaction from which the director derived an improper personal benefit.

  A principal effect of this provision of the Certificate of Incorporation is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described above. The Certificate of Incorporation and the Company's Bylaws further provide for the indemnification of the Company's directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  As of November 30, 1998, there was no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

  The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

  Control by Current Executive Officers, Directors and Stockholders. As of November 30, 1998, the Company's executive officers, directors and principal shareholders (including National Home Healthcare Corp ("NHHC"), the Company's largest stockholder) owned 38.9% of the issued and outstanding shares of Common Stock. As a result, they can significantly influence the election of the Company's Board of Directors and the outcome of other matters requiring a vote of stockholders. Additionally, NHHC's ownership of 30.5% of the Company's issued and outstanding Common Stock as of November 30, 1998, could give NHHC significant influence over the Company and its operations. Further, the voting power of NHHC and the Company's executive officers and directors could delay, defer or prevent a change in control of the Company, adversely affecting the market price of the Common Stock.

  In addition, each Selling Stockholder entered into a subscription agreement with the Company which permits the Company's executive officers to vote, in their sole and exclusive discretion, the Shares with respect to any proposal upon which the Company's stockholders may vote, including any issuance or issuances of additional Company securities for the purpose of raising funds for the Company. These stockholder voting agreements and irrevocable proxies terminate with respect to a Share on the first to occur of July 16, 1999 or the transfer of the Share by the Selling Stockholder. These voting rights will increase the executive officers' ability to influence the election of the Company's Board of Directors and the outcome of other matters requiring a vote of stockholders. The Company will only enforce these voting rights against the Selling Stockholders; subsequent holders of the Shares will have the right to vote the Shares. See "Recent Developments" and "Description of Capital Stock-- Stockholder Voting Agreement and Irrevocable Proxy."

  Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, without stockholder approval, the Board of Directors may issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. Further, under certain circumstances, the Board of Directors could use the preferred stock as a method of discouraging, delaying or preventing a change in control of the Company.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus may contain or incorporate by reference forward-looking statements. The factors identified under "Risk Factors" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

  Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. Where, in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of such expectation or belief will result or be achieved or accomplished. The words "believe", "expect", "estimate", "project" and "anticipate" and similar expressions identify forward-looking statements.

                              RECENT DEVELOPMENTS

  July Private Placement. On July 16, 1998, the Company completed the private placement (the "Private Placement") of 474,330 shares of Common Stock to the Selling Stockholders (and certain other stockholders) at a per share price of $3.375. The Common Stock issued to the Selling Stockholders in the Private Placement was not registered with the SEC under the Securities Act and was offered and sold in reliance on exemptions from registration provided in
Section 4(2) and Section 4(6) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

  The Private Placement was not underwritten. The Company entered into a Placement Agent Agreement with H.J. Meyers & Co, Inc. (the "Placement Agent") pursuant to which the Placement Agent received 10% of the aggregate value of the Common Stock issued in the Private Placement and is being issued 150,000 warrants to purchase 150,000 shares of Common Stock at $4.00 per share which expire in four years. The Placement Agent also received a non-accountable expense allowance of 3% of the Private Placement proceeds.

  In connection with the Private Placement, each Selling Stockholder entered into a Registration Rights Agreement with the Company (collectively, the "Registration Rights Agreements") pursuant to which the Company agreed to use its reasonable best efforts to file and obtain effectiveness of this Registration Statement covering the Shares issued to the Selling Stockholders in the Private Placement no later than 90 days after the closing of the Private Placement. If the registration statement is not declared effective by the SEC within such 90 day period other than by reason of delay of a Selling Stockholder or its counsel or the activity or inactivity of the SEC, then the Company is obligated to pay cash equal to 1% of the aggregate subscription price of the Private Placement for the first month of such delay and 2% of such aggregate subscription price for each month of delay thereafter. All expenses incurred in any registration of the Shares will be paid by the Company, but the Company will not be liable for any underwriter discounts or commissions, brokerage fees or stock transfer taxes incurred with respect to the Shares or for the fees and expenses of counsel for any Selling Stockholder. See "Plan of Distribution."

  Each Selling Stockholder also entered a Subscription Agreement with the Company (collectively, the "Subscription Agreements") in connection with the Private Placement pursuant to which each Selling Stockholder agreed to vote its Shares as directed by Warren D. Stowell or David A. Jesse, as officers and directors of the Company, and granted its irrevocable proxy to Messrs. Stowell or Jesse in connection with such voting agreement. Either of Messrs. Stowell and Jesse has the right to vote, in their sole and exclusive discretion, such Shares with respect to any proposal upon which the Company's stockholders may vote, including any issuance or issuances of additional Company securities for the purpose of raising funds for the Company. These stockholder voting agreements and irrevocable proxies terminate with respect to a Share on the first to occur of July 16, 1999 or the transfer of the Share by the Selling Stockholder. The Selling Stockholders are obligated to execute any additional proxy documents, stockholders voting agreements and/or take any further action Messrs. Stowell or Jesse may reasonably request to carry out the purposes of the stockholder voting agreements and irrevocable proxies. The Company will only enforce these voting rights against the Selling Stockholders; subsequent holders of the Shares will have the right to vote the Shares.

  The Company received approximately $1,300,000 of net proceeds from the Private Placement and has used such proceeds to permit the Company to maintain compliance with the HMO Requirements, to fund its expansion and growth plans and for working capital and other general corporate purposes.

  Proposed Private Placement. On December 2, 1998, the Company signed a letter of intent with Brookstreet Securities Corporation ("Brookstreet") for a proposed private placement to accredited investors of $6,000,000 in $10.00 units consisting of one share of Preferred Stock and one warrant to purchase Common Stock at an exercise price of $5.00 per share. The Preferred Stock would have a $10.00 liquidation preference per share, would accrue dividends at 10% per annum, payable quarterly, and would be convertible at $3.75 per share of common stock, to be adjusted after 2 and 4 years to 75% of the market price of the Company's common stock (but in no cases below $2.75 per share). The Company would be required to register the shares of common stock into which the Preferred Stock would be convertible and into which the warrants would be exercisable within 90 days following the completion of the offering. In connection with this offering, Brookstreet would receive a 10% commission, an expense reimbursement of 3%, a warrant to purchase up to 100,000 shares of common stock at $1.50 per share and a warrant to purchase up to 500,000 shares of common stock at $4.00 per share.

  This proposed private placement is subject to a number of conditions, including the completion of a due diligence review by Brookstreet and approval of the stockholders of the Company in the event the Company desires to issue more than 150,000 units. While the Company intends to proceed with this offering, there can be no assurance that it will be completed.

  Continued Operating Losses. For the period since October 31, 1998, the Company has continued to incur operating losses consistent with management's expectations with respect to costs associated with the start-up, development and expansion of the HMO.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

  The following table sets forth the number of Shares beneficially owned by each of the Selling Stockholders and included herein, and the nature of any relationship which the Selling Stockholders have had within the past three years with the Company. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below. All of the Selling Stockholders own less than 1% of the outstanding shares of Common Stock.

                              Number of Shares                  Number of Shares
                                Owned Prior    Number of Shares   Owned After
Name of Selling Stockholder   to this Offering  Being Offered   this Offering(*)
---------------------------   ---------------- ---------------- ----------------
Andrew S. Ramsey............        7,500            7,500                0
Anoop K. Srivastava.........        5,000            5,000                0
Anthony C. Diana and Maria
 B. Diana...................        5,000            5,000                0
Bernard Moskowitz...........        5,000            5,000                0
Carl N. Saporito and Brenda
 K. Saporito................       43,000           30,000           13,000
Charles Duelfer.............        5,000            5,000                0
Charles Levey...............       19,500            5,500           14,000
Charles W. Moore............        7,100            7,000              100
Charlotte Mencarini (AKA
 Shirley Mencarini).........       40,000           40,000                0
Clayton C. Connolly.........        3,000            3,000                0
Cowen & Co., Inc. IRA
 FBO/Anthony Gentile........       17,500            3,000           14,500
Cowen & Co., Inc IRA
 FBO/Marty A. DiFusco-SEP-
 IRA........................        4,400            1,100            3,300
David K. Armstrong..........        5,000            5,000                0
David L. Genecco............       20,000           20,000                0
David Taub..................        5,000            5,000                0
Gerald Gordon...............       30,000           30,000                0
Gwen P. Watkins.............       17,500           17,500                0
Hanan Ofer..................       54,000           38,000           16,000
Harry Ben Turner............        2,750            1,750            1,000
Harry Silverman and Karen
 Silverman..................       12,000           12,000                0
Hubert Riegler..............       20,000           20,000                0
Hytech Enterprises..........        7,600            7,600                0
Irving Schotz...............        5,000            5,000                0
John A. Kruger..............        1,500            1,500                0
John Saporito...............       52,000           12,000           40,000
Jon P. Morris and Cynthia M.
 Morris.....................        5,000            5,000                0
Joseph E. Oliveri...........        5,000            5,000                0
Kathleen Coughlin-Glanz.....        6,000            5,000            1,000
Laurie A. Testa.............       23,000            5,000           18,000
Leo Genecco & Sons, Inc.....       20,000           20,000                0
Living Trust of Stuart K.
 Mathis.....................        5,000            5,000                0
Mark C. Codianna............        1,500            1,500                0
Marvin O. Livingston and
 Betty J. Livingston........        6,000            6,000                0
Max K. Miethe...............        2,250            2,250                0
Melvin Katz.................        5,000            5,000                0
Michael J. Rolfs............       26,611           11,111           15,500
Pradeep Gandhi..............       10,000            5,500            4,500
Paul Enquist................        3,129            3,129                0
Peter Gun, Inc..............       15,000            5,000           10,000
Philip J. and Susan P.
 Villapiano.................       15,174            4,890           10,284
Philip Licciardi............        5,000            5,000                0

                                Number of Shares                  Number of Shares
                                  Owned Prior    Number of Shares   Owned After
Name of Selling Stockholder     to this Offering  Being Offered   this Offering(*)
---------------------------     ---------------- ---------------- ----------------
Ralph C. Surman...............       15,000            5,000           10,000
Ralph Sacheli.................        5,000            3,000            2,000
Ramon R. Bradway and Robert W.
 Bradway......................        1,500            1,500                0
Richard K. Clarkson...........        5,500            5,500                0
Richard P. Iannuzzo...........        5,000            5,000                0
Richard W. Johnson............        7,000            7,000                0
Robert A. and Rosemary W.
 Reed.........................       30,000           10,000           20,000
Rolfe A. Lindberg.............        5,000            5,000                0
Ronald C. Nayman..............        5,000            5,000                0
Russel T. Boyle, Jr...........        5,000            5,000                0
S. David Harris and Nancy J.
 Harris.......................        7,000            7,000                0
Steven C. Balonek.............        5,000            5,000                0
Terry Overholser..............        1,500            1,500                0
Thomas P. Cregan..............        3,000            3,000                0
Werner Beutel.................        5,300            3,000            2,300
William W. Patterson, III and
 Judith K. Patterson..........        7,000            6,000            1,000
                                    -------          -------          -------
  TOTAL.......................      660,814          464,330          196,484
                                    =======          =======          =======

--------
(*) Assumes all Shares held by such Selling Stockholder and registered hereby will be offered and sold and that such Shares will not be sold to affiliates of such Selling Stockholder.

                             PLAN OF DISTRIBUTION

  The Shares may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. As used herein, "Selling Stockholders" includes pledgees, donees, transferees and other successors in interest to the Selling Stockholders selling shares received from a Selling Stockholder after the date of this Prospectus. Such sales may be made on the Nasdaq SmallCap Market in ordinary brokerage transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to the then- prevailing market price or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (ii) ordinary brokerage transactions and transactions in which a broker solicits purchasers; (iii) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction; and
(iv) exchange distributions in accordance with applicable rules. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

  In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Shares short and redeliver such Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of Shares, which the broker-dealer may resell or otherwise transfer. The Selling Stockholders may also loan or pledge Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned, or upon a default of the broker-dealer may effect sales of the pledged Shares.

  In connection with the sales of Shares, underwriters or agents may receive compensation from the Selling Stockholders or from purchasers of the Shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of Shares may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Registration Rights Agreements provide that the Company will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of Shares against certain liabilities, including liabilities under the Securities Act. The Registration Rights Agreements also provide that costs, fees and expenses in connection with the registration of the Shares will be borne by the Company, and that commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders.

  The offering of the Shares pursuant to this Prospectus will terminate on the earlier of (i) the time when all of the Shares offered pursuant to this Prospectus have been sold by the Selling Stockholders or (ii) the time when all such Shares are eligible to be sold pursuant to Rule 144(k) under the Securities Act.

                         DESCRIPTION OF CAPITAL STOCK

General

  The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"). As of November 30, 1998, the number of outstanding shares of Common Stock was 2,919,330, and there were no issued or outstanding shares of Preferred Stock.

Common Stock

  Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Company's Certificate of Incorporation. Holders of outstanding shares of Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution, or winding up of the affairs of the Company, holders of Common Stock are entitled to receive, ratably, the net assets of the Company available to them. Holders of outstanding Common Stock do not have preemptive, conversion or other subscription rights, and there are no sinking fund or redemption provisions applicable to the Common Stock. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Dividend Policy

  The Company has never declared or paid any dividends on its Common Stock and has no plans to pay any dividends on Common Stock in the foreseeable future. The policy of the Company's Board of Directors is to retain all available earnings for working capital and general corporate purposes and to finance the development of its business. Any future determination to pay dividends on the Common Stock will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Preferred Stock

  The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" Preferred Stock, with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, without stockholder approval, the Board of Directors may issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. Further, under certain circumstances, the Board of Directors could use the preferred stock as a method of discouraging, delaying or preventing a change in control of the Company.

Delaware Law

  The Company is subject to Section 203 of the Delaware General Corporation Law. This statute generally prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to the date at which the person became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person becomes an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the person becomes an interested stockholder; or (iii) the business combination is approved by the board of directors and by at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date such person became an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include mergers, consolidations, stock sales, asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

Stockholder Voting Agreement and Irrevocable Proxy

  Pursuant to the Subscription Agreements, the Shares are subject to stockholders voting agreements and irrevocable proxies coupled with an interest whereby each Selling Stockholder agreed to vote its Shares as directed by Warren D. Stowell or David A. Jesse, as officers and directors of the Company, and granted its irrevocable proxy to Messrs. Stowell or Jesse in connection with such voting agreement. Either of Messrs. Stowell and Jesse has the right to vote, in their sole and exclusive discretion, such Shares with respect to any proposal upon which the Company's stockholders may vote, including any issuance or issuances of additional Company securities for the purpose of raising funds for the Company. These stockholder voting agreements and irrevocable proxies terminate with respect to a Share on the first to occur of July 16, 1999 or the transfer of the Share by the Selling Stockholder. The Selling Stockholders are obligated to execute any additional proxy documents, stockholders voting agreements and/or take any further action Messrs. Stowell or Jesse may reasonably request to carry out the purposes of the stockholder voting agreements and irrevocable proxies. The Company will only enforce these voting rights against the Selling Stockholders; subsequent holders of the Shares will have the right to vote the Shares.

Registration Rights Agreements

  Each of the Selling Stockholders has entered into a Registration Rights Agreement with the Company pursuant to which the Company agreed to use its reasonable best efforts to file and obtain effectiveness of this Registration Statement covering the Shares issued to the Selling Stockholders in the Private Placement no later than 90 days after the closing of the Private Placement. If the registration statement is not declared effective by the SEC within such 90 day period other than by reason of delay of a Selling Stockholder or its counsel or the activity or inactivity of the SEC, then the Company is obligated to pay cash equal to 1% of the aggregate subscription price of the Private Placement for the first month of such delay and 2% of such aggregate subscription price for each month of delay thereafter. All expenses incurred in any registration of the Shares will be paid by the Company, but the Company will not be liable for any underwriter discounts or commissions, brokerage fees or stock transfer taxes incurred with respect to the Shares or for the fees and expenses of counsel for any Selling Stockholder. See "Plan of Distribution."

Transfer Agent

  American Stock Transfer & Trust Company, New York, New York, is the Company's transfer agent and registrar for the Common Stock.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering and sale of the Shares will be passed upon for the Company by Holland & Knight LLP, Orlando, Florida.

                                    EXPERTS

  The consolidated financial statements of the Company as of July 31, 1998 and for each of the years in the two year period ended July 31, 1998, have been incorporated by reference herein and in the registration statement on Form S-3 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The report of KPMG LLP covering the July 31, 1998 financial statements contains an explanatory paragraph that states that the Company has experienced significant operating losses and is seeking additional financing to meet its regulatory surplus and capital requirements and to fund additional expansion efforts. If the additional financing is not obtained and the Company fails to meet these regulatory and capital requirements, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  The Company has not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this Prospec-tus. You must not rely upon any unauthorized information. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such an offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale shall under any circum-stances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Risk Factors...............................................................   3
Forward-Looking Statements.................................................   9
Recent Developments........................................................   9
Use of Proceeds............................................................  10
Selling Stockholders.......................................................  11
Plan of Distribution.......................................................  13
Description of Capital Stock...............................................  14
Legal Matters..............................................................  16
Experts....................................................................  16

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
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                           SunStar Healthcare, Inc.

                        464,330 Shares of Common Stock

                                ---------------
                                  PROSPECTUS

                                ---------------

                              February    , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder.

   SEC registration fee................................................ $   512
   Nasdaq SmallCap Market additional listing fee.......................   4,743
   Printing expenses...................................................   1,500
   Accounting fees and expenses........................................     500
   Legal fees and expenses.............................................  15,000
   Blue Sky fees and expenses..........................................   2,525
                                                                        -------
     Total............................................................. $24,780
                                                                        =======

  All of the above expenses except the SEC registration fee and the Nasdaq SmallCap Market listing fee are estimated. The Company will bear all of such expenses.

Item 15. Indemnification of Directors and Officers.

  The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such charter provisions may not eliminate or limit the liability of directors for: (i) any breach of the director's duty of loyalty to a corporation or its stockholders; (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any payment of a dividend or approval of a stock purchase or other transaction that is illegal under Section 174 of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of the Certificate of Incorporation is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in clauses (i) through (iv) of the immediately preceding sentence.

  The Certificate of Incorporation and the Company's Bylaws further provide for the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The Certificate of Incorporation of the Company provides that (i) the Company will indemnify any director, officer, employee, or agent of the Company with respect to actions, suits, or proceedings relating to the Company and (ii) subject to certain limitations, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty. In addition, the Company has entered into an indemnification agreement with each of the directors of the Company which provides that the director is entitled to indemnification to the fullest extent permitted by law. Such indemnification will cover expenses, liabilities, judgments, penalties, fines, and amounts paid in settlement which are incurred or imposed upon the director if the director is a party or is threatened to be made a party to any action, suit, or proceeding of any kind by reason of the fact that such person served or serves as a director of the Company or served as a director, officer, employee, or agent with any other enterprise at the request of the Company. The Company also maintains directors' and officers' liability insurance policy for the benefit of its officers and directors.

  As of November 30, 1998, there was no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16. Exhibits

  The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

 Exhibit                               Description
 -------                               -----------
  4.1    Certificate of Incorporation (incorporated by reference from Exhibit
         3.1 to the Company's Form SB-2 Registration Statement filed on
         February 26, 1996, File No. 333-1650).

  4.2    Bylaws (incorporated by reference from Exhibit 3.2 to the Company's
         Form SB-2 Registration Statement filed on February 26, 1996, File No.
         333-1650).

  4.3    Specimen Common Stock Certificate (incorporated by reference from
         Exhibit 4.1 to Amendment No. 2 to the Company's Form SB-2 Registration
         Statement filed on May 9, 1996, File No. 33-1650).

  4.4*   Form of Registration Rights Agreement between the Company and the
         Selling Stockholders.

  4.5*   Form of Subscription Agreement between the Company and the Selling
         Stockholders.

  5.1* Opinion of Holland & Knight LLP as to validity of Common Stock being offered.

 23.1*   Consent of Holland & Knight LLP (included in Exhibit 5.1).

 23.2*   Consent of KPMG LLP.

 24.1*   Power of Attorney (included on pages II-4 and II-5).

--------
*Filed herewith.

Item 17. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the

  Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Heathrow, State of Florida, on February 4, 1999.

                                          Sunstar Healthcare, Inc.

                                                 /s/ Warren D. Stowell
                                          By: _________________________________
                                                     Warren D. Stowell,
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Warren D. Stowell and David A. Jesse and each of them acting alone, his true and lawful attorneys-in-fact and against, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Warren D. Stowell          President, Chief Executive  February 4, 1999
______________________________________  Officer and Director
          Warren D. Stowell             (Principal Executive
                                        Officer)

         /s/ Jack W. Shields           Vice President and Chief    February 4, 1999
______________________________________  Financial Officer
           Jack W. Shields              (Principal Financial and
                                        Accounting Officer)

          /s/ David A. Jesse           Executive Vice President,   February 4, 1999
______________________________________  Chief Operating Officer,
            David A. Jesse              Secretary and Director

       /s/ Frederick H. Flalkow        Director                    February 8, 1999
______________________________________
         Frederick H. FLalkow

          /s/ Steven Flalkow           Director                    February 5, 1999
______________________________________
            Steven FLalkow

       /s/ Bernard Levine, M.D.        Director                    February 4, 1999
______________________________________
         Bernard Levine, M.D.

     /s/ Richard Seidelman, M.D.       Director                    January 14, 1999
______________________________________
       Richard Seidelman, M.D.


                               INDEX TO EXHIBITS

 Exhibit                        Description                         Page Number
 -------                        -----------                         -----------
  4.1    Certificate of Incorporation (incorporated by reference
         from Exhibit 3.1 to the Company's Form SB-2 Registration
         Statement filed on February 26, 1996, File
         No. 333-1650).
  4.2    Bylaws (incorporated by reference from Exhibit 3.2 to
         the Company's Form SB-2 Registration Statement filed on
         February 26, 1996, File No. 333-1650).
  4.3    Specimen Common Stock Certificate (incorporated by
         reference from Exhibit 4.1 to Amendment No. 2 to the
         Company's Form SB-2 Registration Statement filed on May
         9, 1996, File No. 33-1650).
  4.4*   Form of Registration Rights Agreement between the
         Company and the Selling Stockholders.
  4.5*   Form of Subscription Agreement between the Company and
         the Selling Stockholders.
  5.1*   Opinion of Holland & Knight LLP at to validity of Common
         Stock being offered.
 23.1*   Consent of Holland & Knight LLP (included in Exhibit
         5.1).
 23.2*   Consent of KPMG LLP.
 24.1*   Power of Attorney (included on pages II-4 and II-5).

--------
* Filed herewith.